UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 14, 2011

(Date of Report: Date of earliest event reported)

Realgold International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-21909	86-0779928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

69-2, Jalan Taman Melaka Raya 25,
Taman Melaka Raya, 75000 Melaka, Malaysia.

 (Address of principal executive office)

Registrant's telephone number, including area code: +6 06-281 4534

Copy of Communications To:

Bernard & Yam, LLP
Attention: Bin Zhou, Esq.
401 Broadway Suite 1708
New York, NY 10013
Tel: 212-219-7783
Fax: 212-219-3604
(Name, Address and Telephone Number of Person
Authorized to Receive Notice and Communications on Behalf of Registrant)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2011, Realgold International, Inc (“Company”) entered a Series A Preferred Stock Purchase Agreement (“Agreement”) with Tan Lung Lai, our President, CEO and CFO. Under the Agreement, Realgold International, Inc will issue 20,000 shares of Series A Preferred Stock to Tan Lung Lai for a total price of $ 20,000.

Series A Preferred Stock is a class of preferred stock that Company created on November 2, 2011. One share of Series A Preferred Stock may be converted into 1,000 shares of Common Stock. The 20,000 shares of Series A Preferred Stock that Tan Lung Lai purchases from Company may be converted into 20,000,000 shares of common stock. The holder of each one share of Series A Preferred Stock is entitled to 1,000 votes. Therefore, the 20,000 Shares of Series A Preferred Stock that Tan Lung Lai purchases from Company grant Tan Lung Lai with 20,000,000 votes of voting right.

Item 3.02 Unregistered Sales of Equity Securities.

As described under Item 1.01 of this current report, on December 15, 2011, Company entered a Series A Preferred Stock Purchase Agreement with Tan Lung Lai and under the Agreement, Company will issue 20,000 shares of Series A Preferred Stock to Tan Lung Lai for a total price of $ 20,000. The sale of the 20,000 shares of Series A Preferred Stock has not been registered with SEC and was pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 8.01 Other Event

On December 14, 2011, FINRA approved our name change from Piranha Ventures, Inc. to Realgold International, Inc. Effective December 14, 2011, our common stock is quoted on OTCBB under the symbol “REGO”.

Item 9.01 Financial Statements and Exhibits.

(c)

Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report.

Exhibit No.	Description
10.1	Series A Preferred Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Realgold International, Inc.

Formerly “Piranha Ventures, Inc.”

By: /s/ Tan Lung Lai

Tan Lung Lai

CEO, CFO

Date:  December 20, 2011

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